UNITED STATES DISTRICT COURT

                                    DISTRICT OF NEVADA


                                          * * *


              HILTON HOTELS CORPORATION and )
              HLT CORPORATION,              )
                                            )
                             Plaintiffs,    )    CV-S-97-095-PMP (RLH)
                                            )
                        v.                  )
                                            )         O R D E R
              ITT CORPORATION, et al.,      )
                                            )
                             Defendants.    )
              ______________________________)



                   Before the Court for consideration is Defendant ITT's

              Motion to Dismiss Counts III through VII of Plaintiff's First

              Amended and Supplemental Complaint or, in the Alternative,

              for Partial Summary Judgment (#92), filed July 2, 1997.

                   In its First Amended and Supplemental Complaint (#91),

              filed June 25, 1997, Plaintiff Hilton asserts a series of

              breach of fiduciary duty claims based upon ITT's alleged

              breakup of the Corporation which Hilton maintains is designed to defeat its tender offer.

                   ITT first argues that Hilton's claims are not ripe and

              that Hilton is seeking an advisory opinion from the Court

              regarding certain hypothetical transactions which would argu-

              ably breach ITT's fiduciary duties to its shareholders.  The record before the Court, however, indicates that contracts of the type complained of by Hilton have been entered by ITT.









              Discovery in this area is ongoing and the record suggests

              that continued discovery is reasonably calculated to lead to the production of admissible evidence on the issue.  Under the circumstances, Hilton's claims cannot be dismissed as

              unripe.

                   ITT next argues that Hilton's breach of fiduciary duty

              claims are derivative rather than direct.  Therefore, main-

              tains ITT, Hilton's First Amended and Supplemental Complaint is deficient because it is not verified and because it lacks particularized allegations of efforts to make a demand on

              ITT's Board of Directors.  The Court agrees that Hilton's

              breach of fiduciary duty claims are derivative and that

              Hilton should be required to verify its First Amended and

              Supplemental Complaint.  The Court concludes, however, that

              Hilton should not be required to make particularized allega-

              tions of efforts to make a demand on the ITT Board, because it is clear such a demand would be futile.

                   The Court rejects ITT's arguments that Counts III and IV

              of Hilton's First Amended and Supplemental Complaint failed to state a claim.  The Court also rejects ITT's argument that

              Hilton's statutory claim under NRS 78.565 as alleged in Count

              V of Hilton's First Amended and Supplemental Complaint is

              defective.  Hilton's allegation that ITT's plan of spinning off into three distinct businesses could reasonably be found






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              to be a breakup of the company and a sale of substantially all of ITT's assets is sufficient under NRS 78.565.

                   ITT next argues that to the extent Counts III through

              VII of Hilton's First Amended and Supplemental Complaint

              focus on the contract between ITT and FelCor, the claims must be dismissed for failing to join FelCor as a necessary Defen-

              dant under Rule 19(a) of the Federal Rules of Civil Proce-

              dure.  The Court agrees that to the extent Hilton seeks

              rescission of the contract between ITT and FelCor and invali-

              dation of certain provisions of ITT's management agreement with FelCor (Am. Cpl. Sections 69(i) and (j)), FelCor is a necessary party under Rule 19(a).  There is, moreover, a

              legitimate issue as to whether this Court has federal

              question or diversity jurisdiction over FelCor.  The Court finds that under the circumstances, the remedy warranted is to dismiss Hilton's claims for relief seeking rescission of the FelCor transaction and invalidating the change of control penalty provisions in ITT's management agreement with FelCor.

                   Finally, the Court finds that there exists genuine

              issues of material facts regarding the claims set forth in

              Counts III through VII of Hilton's First Amended and Supple-

              mental Complaint.  Therefore, partial summary judgment is not appropriate as to those claims at this time.

                   IT IS THEREFORE ORDERED that Defendant ITT's Motion to

              Dismiss Counts III through VII of Hilton's First Amended and




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              Supplemental Complaint or, in the Alternative, for Partial

              Summary Judgment (#92) is denied except to the extent that

              Hilton's claim for relief seeking rescission of the FelCor transaction and invalidation of the change of control penalty provisions in ITT's Management Agreement with FelCor (Am.

              Cpt. Sections 69(i) and (j)) are hereby dismissed without

              prejudice.

                   IT IS FURTHER ORDERED that Hilton shall file a Verified

              First Amended and Supplemental Complaint not later than

              September 22, 1997.

                   IT IS FURTHER ORDERED that having reconsidered Hilton's

              Motion to Unseal Hilton's Opposition to Defendant's Motion to

              Dismiss (#99), in light of the Oppositions thereto filed on behalf of ITT (#106 and #109) and non-party FelCor Suite

              Hotels, Inc. (#111), and Hilton's Reply Memorandum (#116),

              Hilton's Motion to Unseal Hilton's Opposition to Defendant's

              Motion to Dismiss (#99) is granted.


              DATED:  September 8, 1997

                                             /s/ Philip M. Pro
                                            PHILIP M. PRO
                                            United States District Judge













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